Exhibit (d)(79)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Sanford C. Bernstein & Co., LLC

As of July 1, 2003

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

Large Cap Value Fund

Tax-Managed Large Cap Fund

Agreed and Accepted:

SEI Investments Management Corporation	Sanford C. Bernstein & Co., LLC

By:	By:
/s/ Todd Cipperman	/s/ Louis T. Mangan

Name:	Name:
Todd Cipperman	Louis t. Mangan

Title:	Title:
Senior VP	Assistant Secretary